Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
of
GATX CORPORATION
(Under Section 805 of the Business Corporation Law)

          The undersigned, Deborah A. Golden, Sr. Vice President, General Counsel and Secretary of GATX Corporation, a New York corporation (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is GATX CORPORATION. The name under which the Corporation was formed is General American Tank Car Corporation.
     2. The original Certificate of Incorporation was filed by the Department of State on July 15, 1916.
     3. The amendment of the certificate of incorporation effected by this certificate of amendment is to eliminate the series of preferred shares, par value $1.00 per share, of the Corporation entitled the “Series 2 Junior Participating Preferred Stock”, none of which shares of such series are outstanding and none of which shares of such series will be issued subject to the certificate of incorporation. This certificate of amendment constitutes a series elimination.
     4. When this certificate of amendment becomes accepted for filing, it shall have the effect of eliminating from the certificate of incorporation all matters set forth therein with respect to the Series A Junior Participating Preferred Stock. In furtherance thereof, Article THIRD.F of the certificate of incorporation, relating to the Series 2 Junior Participating Preferred Stock, is hereby stricken out in its entirety, without substituting a new Article in lieu thereof.
     5. Following the elimination of the 120,000 shares of Series 2 Junior Participating Preferred Stock, the Board of Directors of the Corporation shall be authorized to issue 5,000,000 preferred shares, par value $1.00 per share, under Article THIRD of the certificate of incorporation.
     6. The Board of Directors of the Corporation authorized the amendment of the certificate of incorporation under the authority vested in said Board under the provisions of the certificate of incorporation and of Section 502 of the Business Corporation Law.

          IN WITNESS WHEREOF, the undersigned have subscribed this Certificate of Amendment to the Certificate of Incorporation of the Corporation and affirm the statements herein contained as true under penalties of perjury this 16th day of December, 2008.

/s/ Deborah A. Golden
Deborah A. Golden
Sr. Vice President, General Counsel and Secretary

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